Exhibit 99.1

[LIVE NATION, INC. LOGO]

Contact:
John Vlautin
Live Nation
310-867-7127
johnvlautin@livenation.com

TED ENLOE ELECTED TO
LIVE NATION BOARD OF DIRECTORS

LOS ANGELES, CA — December 14, 2006 — Live Nation (NYSE: LYV), the world’s leading live entertainment company, announced today that Robert Ted Enloe, III has joined the company’s board of directors.

“Ted’s strong background in technology and finance make him uniquely suited to sit on our board,” said Randall Mays, Live Nation’s Chairman. “As we navigate the complexities of building our brand, Ted’s experience will be an important resource for our board.”

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he currently serves on the corporate boards at Leggett & Platt Inc. and Silicon Laboratories Inc., and is a board member and audit committee chairman for US Investigations Services Inc. Mr. Enloe’s former positions include vice chairman of the board and member of the office of chief executive for Compaq Computer Corporation and president of Lomas Financial Corporation and Liberte Investors. Also, Mr. Enloe previously served on the board of the Federal Reserve Bank of Dallas, and La Quinta Motor Inns Inc.

Mr. Enloe holds a bachelor’s degree in engineering from Louisiana Tech University (formerly Louisiana Polytechnic University) in Ruston, Louisiana, and a jurist doctorate, cum laude, from Southern Methodist University in Dallas.

About Live Nation

Live Nation is the world’s leading live entertainment company, annually connecting more than 67 million fans with their favorite performers at over 33,000 events.  We are the largest producer of live concerts in the world, the second-largest venue management company and have a rapidly growing online presence.  Live Nation creates superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, Madonna, U2 and Coldplay.  Globally, we own, operate and/or have booking rights for more than 170 venues, including House of Blues-branded music venues and prestigious locations such as San Francisco’s Fillmore Auditorium, Nikon at Jones Beach in New York and London’s Apollo Theatre and Wembley Arena.  Live Nation’s websites collectively are the second most popular entertainment event websites in the United States, according to Nielsen//NetRatings.  Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.”  For more information regarding concerts near you, Live Nation and its businesses, please visit our website at www.livenation.com.